Exhibit No. 99

     News release issued by the Company on September 30, 1994.
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Contact:
Vincent Hannity
(Office)    (208) 384-6390
(Home)      (208) 345-8141

Contact:
Robert B. Hayes
(Office)    (208) 384-7675
(Home)      (208) 345-9863



FOR IMMEDIATE RELEASE:  September 30, 1994

        BOISE CASCADE CORPORATION ANNOUNCES IMPACT OF
    SECURITIES SALES BY RAINY RIVER FOREST PRODUCTS INC.


    BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) today announced that pricing has been set for the securities to be sold by its Canadian subsidiary, Rainy River Forest Products Inc.
    Rainy River Forest Products will sell C$420 million of equity units in an initial public offering, primarily in Canada, and US$110 million of senior secured notes in a public offering in the U.S.
    Rainy River's equity securities will be sold at a premium to the net book value of the Canadian company. However, after translation to U.S. dollars and recognition of a noncash charge for U.S. taxes on previously undistributed Canadian earnings, Boise Cascade will record a charge to third quarter 1994 results of approximately $27 million, or 71 cents per share.
    Upon completion of Rainy River's securities offerings and refinancing, Boise Cascade's total debt will be reduced by approximately $300 million.
    Rainy River owns and operates a newsprint mill in Kenora, Ontario, an uncoated groundwood mill in Fort Frances, Ontario, and has acquired, as part of this transaction, Boise Cascade's West Tacoma, Washington, newsprint mill. Rainy River has long-term harvesting rights on 3.0 million acres of timberland in Ontario.
    Rainy River will have an exclusive contract to sell all the newsprint produced by Boise Cascade's DeRidder, Louisiana, facility.
    Boise Cascade Corporation is an integrated paper and forest products company headquartered in Boise, Idaho, with operations located throughout the United States and Canada. The company manufactures and distributes paper and paper products, office products, and building products and owns and manages timberland to support these operations.
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